                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.      )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      UNITED STATIONERS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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

UNITED STATIONERS INC.
2200 East Golf Road                                                       [LOGO]
Des Plaines, Illinois 60016-1267

----------------------------

Dear Stockholder:

On behalf of United Stationers Inc., I cordially invite you to attend the Annual Meeting of Stockholders on Wednesday, May 12, 1999 at 2:00 p.m., Central Time, at the Company's offices located at 2200 East Golf Road, Des Plaines, Illinois.

The record date for determining Stockholders who are eligible to vote at the Annual Meeting of Stockholders has been established by the Board of Directors as the close of business on March 17, 1999. The matters to be considered by Stockholders at the Annual Meeting are: to elect three directors to serve for a three-year term expiring in 2002 and to transact such other business as may properly come before the meeting. The Board of Directors of the Company has determined that the approval in these matters is in the best interests of the Company and its Stockholders, and has unanimously recommended a vote "FOR" the election of directors.

Please read these materials so that you will know what matters we plan to vote on at the meeting. During the meeting, we will also report on the current activities of the Company, and you will have an opportunity to ask questions.

Because the vote of each Stockholder is important, please sign and return the enclosed proxy card in the envelope provided. This way, your shares will be voted even if you can't attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.

Your directors and management look forward to personally meeting those of you who are able to attend. To assist us in preparation for the meeting, please return your proxy card at your earliest convenience.

                                          Sincerely yours,

                                                   [SIGNATURE]

                                          FREDERICK B. HEGI, JR.
                                          CHAIRMAN OF THE BOARD

Des Plaines, Illinois
April 2, 1999

UNITED STATIONERS INC.
2200 EAST GOLF ROAD                                                       [LOGO]
DES PLAINES, ILLINOIS 60016-1267

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

MAY 12, 1999

----------------------------

The Annual Meeting of Stockholders of United Stationers Inc. will be held on Wednesday, May 12, 1999 at 2:00 p.m., Central Time, at the Company's offices located at 2200 East Golf Road, Des Plaines, Illinois. The purpose of the meeting is:

1.  to elect three directors to serve for a three-year term expiring in 2002;
    and

2.  to transact such other business as may properly come before the meeting.

Only Stockholders of record at the close of business on March 17, 1999 are entitled to vote at the meeting or any adjournments thereof. A complete list of the Stockholders entitled to vote at the meeting will be open to the examination of any Stockholder at the Company's offices during the ten days preceding the meeting and at the meeting itself. The enclosed proxy is solicited by the Board of Directors of the Company.

A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1998 is enclosed.

WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                                     [SIGNATURE]

                                          Susan Maloney Meyer
                                          SECRETARY

April 2, 1999

UNITED STATIONERS INC.
2200 East Golf Road
Des Plaines, Illinois 60016-1267

------------------------

PROXY STATEMENT

APRIL 2, 1999

------------------------

GENERAL INFORMATION

This Proxy Statement has been prepared on behalf of the Board of Directors of United Stationers Inc. (the "Company"), and is being furnished to Stockholders in connection with the Annual Meeting of Stockholders of United Stationers Inc. (the "Annual Meeting").

This Proxy Statement and the enclosed proxy are first being sent to Stockholders on or about April 2, 1999. The enclosed proxy is solicited on behalf of the Board of Directors of the Company.

The matter that is being submitted for approval is to be acted upon at the Annual Meeting of Stockholders of United Stationers Inc. The record date for determining Stockholders who are eligible to vote at the Annual Meeting of Stockholders has been established by the Board of Directors as March 17, 1999 (the "Record Date"). The holders of the Company's Common Stock ("Common Stock") at the close of business on the Record Date are entitled to vote on the matter. Each outstanding share of Common Stock is entitled to one vote.

The Company's principal executive offices are located at 2200 East Golf Road, Des Plaines, Illinois 60016-1267.

WHO CAN VOTE

Holders of record of Common Stock at the close of business on March 17, 1999 may vote at the meeting.

On March 17, 1999, there were 37,200,832 shares of the Company's Common Stock issued and outstanding. A majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to constitute a quorum at the Annual Meeting.

HOW YOU CAN VOTE

If you sign your proxy and return it to the Company in time for the Annual Meeting, your shares will be voted as you direct. You can specify on your proxy whether your shares should be voted to approve, disapprove or abstain from voting.

IF YOU RETURN YOUR SIGNED PROXY TO THE COMPANY BUT DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, THEY WILL BE VOTED "FOR" THE ELECTION OF ALL THREE NOMINEES FOR DIRECTORS AS SET FORTH UNDER "ELECTION OF DIRECTORS".

REVOCATION OF PROXIES

If you vote by proxy, you may revoke it in three ways at any time before it is exercised:

    (1) by submitting written notice of revocation to the Secretary of the Company;

    (2) by submitting another proxy that is properly signed and later dated; or

    (3) by attending the meeting and voting in person.

REQUIRED VOTES

In order to pass, the proposal requires a majority of those votes either present in person or represented by proxy at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as shares present at the meeting for purposes of determining whether or not a quorum is present. Abstentions have the effect of a vote "against" any matter they apply to. Proxies submitted by brokers that indicate they do not have discretionary voting authority and have not received instructions as to how to vote on specified proposals ("broker nonvotes") are not considered "shares present" and will not affect the outcome of the vote.

OTHER MATTERS TO BE ACTED UPON AT THE MEETING

We do not know of any other matters to be presented or acted on at the meeting. If any matter is presented at the meeting on which a vote may properly be taken, the shares represented by the proxies will be voted in accordance with the judgment of the persons voting those shares.

EXPENSES OF SOLICITATION

The costs of soliciting the enclosed proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited in person or by telephone, facsimile transmission or other means of electronic communications by directors, officers and employees of the Company. The Company does not expect to pay any fees for this solicitation, but will reimburse banks, brokers and other persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxy materials to their principals.

VOTING SECURITIES AND PRINCIPAL HOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (1):

The following table sets forth information as of March 17, 1999 with respect to the beneficial ownership of Common Stock by each person who is known by the Company to own beneficially more than five percent of the Common Stock.

                                                                                AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                            BENEFICIAL OWNERSHIP     PERCENT
-----------------------------------------------------------------------------  ----------------------  -----------
Wingate Partners, L.P........................................................          3,939,432(2)          10.6%
  750 N. St. Paul Street, Suite 1200
  Dallas, Texas 75201
SAFECO Asset Management Company/SAFECO Corporation...........................          1,932,500(3)           5.2%
  SAFECO Plaza
  Seattle, Washington 98185

------------------------

(1) No other person to the knowledge of the Company was the beneficial owner of 5% or more of the outstanding shares of Common Stock.

(2) Includes (i) 2,955,756 shares owned by Wingate Partners, L.P. ("Wingate Partners"), (ii) 955,044 shares owned by Wingate Partners II, L.P. ("Wingate II"), (iii) 13,444 shares owned by Wingate Management Corporation and (iv) 15,188 shares owned by Wingate Management Limited, L.L.C. (collectively "Wingate").

(3) Includes shares for which SAFECO Corporation and SAFECO Asset Management Company (collectively "SAFECO") may be deemed to be the indirect beneficial owners based upon their respective ownership or control of one or more investment companies which directly own such shares and for which SAFECO serves as adviser. Information of share ownership is based solely on the parties' Schedule 13G on file with the Securities and Exchange Commission. As to all shares, SAFECO has shared voting power and shared dispositive power.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows how much Common Stock is beneficially owned by each director, nominee and each of the executive officers named in the Summary Compensation Table and all of the Company's directors and executive officers as a group as of March 17, 1999:

                                                                                      TOTAL           PERCENT OF
                                                  COMMON STOCK      EXERCISABLE     BENEFICIAL       COMMON STOCK
NAME                                           BENEFICIALLY OWNED   OPTIONS (1)   OWNERSHIP (2)     OUTSTANDING (2)
---------------------------------------------  -------------------  ------------  --------------  -------------------
Daniel J. Good...............................          152,360(3)         6,000        158,360                 *
Roy W. Haley.................................               --            6,000          6,000                 *
Frederick B. Hegi, Jr........................          304,684(4)(7)       6,000       310,684                 *
Max D. Hopper................................              288(5)            --            288                 *
James A. Johnson.............................           23,037(6)         6,000         29,037                 *
Randall W. Larrimore.........................               --(7)       214,000        214,000                 *
Benson P. Shapiro............................            1,039(8)         6,000          7,039                 *
Joel D. Spungin..............................           21,029(9)         6,000         27,029                 *
Daniel H. Bushell............................               --          176,000        176,000                 *
Steven R. Schwarz............................           11,368(10)        6,000         17,368                 *
Ergin Uskup..................................           10,909(11)        2,400         13,309                 *
All Officers and Directors as a Group (15
  persons)...................................          541,708(12)      449,800        991,508               2.6%

------------------------

*   Represents less than 1%

(1) Options and warrants exercisable within 60 days of the date of this Proxy Statement.

(2) For purposes of calculating the beneficial ownership of each Stockholder, it was assumed (in accordance with the Securities and Exchange Commission's definition of "beneficial ownership") that such Stockholder had exercised all options, conversion rights, deferred equity rights and warrants by which such Stockholder had the right within 60 days following the date of this Proxy Statement to acquire shares of such class of stock.

(3) Does not include 452,798 shares owned by Good Capital & Co, Inc. ("Good Capital"). Mr. Good is Chairman and a controlling stockholder of Good Capital and, accordingly, may be deemed to beneficially own the shares held of record by Good Capital.

(4) Includes (i) 191,494 shares held of record by Mr. Hegi, (ii) 6,386 shares held of record by a family company of which he is managing partner, (iii) 93,246 shares held in trust for his benefit and for which he serves as trustee, (iv) 12,448 shares held in trusts for an unrelated third party of which he is trustee, and (v) 1,110 shares issuable in satisfaction of accrued deferred equity compensation under the Company's Non-employee Directors' Deferred Stock Compensation Plan. Does not include (i) 2,955,756 shares held by Wingate Partners, (ii) 955,044 shares held by Wingate II,
    (iii) 13,444 shares held by Wingate Management Corporation and (iv) 15,188 shares held by Wingate Management Limited, L.L.C. Mr. Hegi is an indirect general partner of each of Wingate Partners, L.P. and Wingate II, President of Wingate Management Corporation, and a Manager of Wingate Management Limited, L.L.C., and accordingly, may be deemed to beneficially own the shares owned of record by these entities.

(5) Consists of 288 shares issuable in satisfaction of accrued deferred equity compensation under the Company's Non-employee Directors' Deferred Stock Compensation Plan.

(6) Includes (i) 21,998 shares held in a self-directed individual retirement account for the benefit of Mr. Johnson and (ii) 1,039 shares issuable in satisfaction of accrued deferred equity compensation under the Company's Non-employee Directors' Deferred Stock Compensation Plan. Does not include
    (i) 955,044 shares held by Wingate II and (ii) 15,188 shares held by Wingate Management Limited, L.L.C. Mr. Johnson is an indirect general partner of Wingate II and a Manager of Wingate Management, L.L.C., and accordingly, may be deemed to beneficially own the shares owned of record by these entities.

(7) Does not reflect 10,000 Shares purchased by Mr. Larrimore on March 18, 1999 or 10,000 Shares purchased by Mr. Hegi on March 18, 1999.

(8) Includes 1,039 shares issuable in satisfaction of accrued deferred equity compensation under the Company's Non-employee Directors' Deferred Stock Compensation Plan.

(9) Includes (i) 20,000 shares owned of record by Mr. Spungin and (ii) 1,029 shares issuable in satisfaction of accrued deferred equity compensation under the Company's Non-employee Directors' Deferred Stock Compensation Plan.

(10) Includes (i) 11,268 shares owned of record by Mr. Schwarz and (ii) 100 shares held in an individual retirement account for the benefit of Mr. Schwarz' wife.

(11) Includes (i) 10,657 shares owned of record by Mr. Uskup and (ii) 252 shares held in a trust for which Mr. Uskup serves as trustee.

(12) Includes 4,505 shares issuable in satisfaction of accrued deferred equity compensation under the Company's Non-employee Directors' Deferred Stock Compensation Plan.

                             ELECTION OF DIRECTORS

The Board of Directors consists of nine members, divided into three classes. Each class is elected for a three-year term. Three Class I Directors have terms expiring, and are nominees for election, at this Annual Meeting. Joel Spungin, who is a Class I Director, has decided not to stand for reelection. If elected, the terms of the following Class I Directors will expire in 2002.

We will vote your shares as you designate on your proxy form. If you sign, date and return the proxy form but don't indicate how you want your shares voted, WE WILL VOTE THEM FOR THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW. If any nominee becomes unavailable for election for any reason, the shares represented by the proxies will be voted for any substitute nominee designated by the Board of Directors.

The nominees are as follows:

DANIEL J. GOOD (59)

Mr. Good has been a director since 1995. He is Chairman of Good Capital Co., Inc., an investment firm in Lake Forest, Illinois. Until June 1995, Mr. Good was Vice Chairman of Golden Cat Corp., a producer of cat litter, and prior thereto he was Managing Director of Merchant Banking for Shearson

Lehman Bros. and President of A.G. Becker Paribas, Inc. Mr. Good serves as an advisory director of AON Risk Services, Inc., COM 2001 and as Chairman of the advisory board of Brown Simpson Asset Management LLC.

MAX D. HOPPER (64)

Mr. Hopper has served as a director since August 12, 1998. In 1995, he founded Max D. Hopper Associates, Inc., a consulting firm specializing in creating benefits from the strategic use of advanced information systems. He is the retired chairman of the SABRE Technology Group and served as Senior Vice President for American Airlines, both units of AMR Corporation. Mr. Hopper currently serves on the board of directors of Gartner Group, Inc., Metrocall, Inc., USDATA Corporation, Inc., Payless Cashways, Inc., VTEL Corporation, Worldtalk Corporation and Exodus Communications, Inc.

JAMES A. JOHNSON (45)

Mr. Johnson has been a director since 1995. He is a general partner of various Wingate entities, including the indirect general partner of Wingate II. Mr. Johnson joined Wingate Partners in 1990. Mr. Johnson currently serves as a director of Pro Parts Xpress, a wholesale distributor of automotive parts.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE THREE PERSONS NOMINATED TO SERVE AS DIRECTORS.

                                OTHER DIRECTORS

The other directors, whose terms will continue after the Annual Meeting, are as follows:

CLASS II DIRECTORS--CONTINUING IN OFFICE UNTIL MAY 2000

FREDERICK B. HEGI, JR. (55) has been a director since 1995. He has served as Chairman of the Board of Directors since November 1996. Upon the resignation of Tom Sturgess in November 1996, Mr. Hegi was elected as interim President and Chief Executive Officer serving through May 1997. Mr. Hegi is a general partner of various Wingate entities, including the indirect general partner of Wingate Partners and Wingate II. He also is Chairman of the Executive Committee of Loomis, Fargo & Co., an armored car service company; Chairman of Tahoka First Bancorp, Inc., a bank holding company; Chairman of Cedar Creek Bancshares, Inc., a bank holding company; and a director of Lone Star Technologies, Inc., a manufacturer of tubular products.

RANDALL W. LARRIMORE (51) became a director, President and Chief Executive Officer of the Company on May 23, 1997. From February 1988 to May 1997, Mr. Larrimore had been President and Chief Executive Officer of MasterBrand Industries, Inc., a manufacturer of leading brands including Master Lock-TM-padlocks and Moen-TM- faucets, and a subsidiary of Fortune Brands (formerly American Brands). He is also a director of Olin Corporation, a diversified manufacturer of chlorine and caustic soda, metals and sporting ammunition.

CLASS III DIRECTORS--CONTINUING IN OFFICE UNTIL MAY 2001

ROY W. HALEY (52) was elected to the Board of Directors on March 16, 1998. Mr. Haley currently serves as Chairman and Chief Executive Officer and a director of WESCO International Inc., a distributor of electrical products. Prior to joining WESCO in 1994, he was President and Chief

Operating Officer of American General Corporation, a consumer financial services organization. Mr. Haley also serves as a director for Cambrex, Corp., Development Dimensions, Inc. and The National Association of Electrical Distribution Education Foundation.

BENSON P. SHAPIRO (57) was elected to the Board of Directors on November 11, 1997. Professor Shapiro has served on the faculty of Harvard University for 27 years and until July 1997 was THE MALCOLM P. MCNAIR PROFESSOR OF MARKETING at the Harvard Business School. He continues to teach a variety of Harvard's executive programs and spends much of his time on research, writing and consulting.

CONCERNING THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board of Directors met nine times and took action by unanimous written consent in lieu of meeting on four occasions during 1998. Each current director attended more than 75% of all of (1) the meetings of the Board of Directors held during 1998 and (2) the meetings held by all committees of the board on which each served (during the periods that each served) during 1998.

The Board of Directors has an Executive Committee, Audit Committee, Compensation Committee and Governance Committee.

The Executive Committee members are Frederick B. Hegi, Jr. (Chairman), Randall
W. Larrimore and since October 6, 1998, Ben Shapiro. The Executive Committee has the authority to act upon most corporate matters that require Board approval, except any of the functions of the Audit Committee or the Compensation Committee. The Committee held one meeting during 1998.

The Audit Committee consists of Roy Haley (Chairman), appointed May 13, 1998, Joel Spungin, who will not be standing for reelection, and since October 6, 1998, Max Hopper. The Audit Committee met three times during 1998. The functions of the Audit Committee are to: recommend the independent auditors to the Board of Directors; review the scope of the independent auditors' examination; review the compensation of the independent auditors; consider the results of the independent auditors' review of internal accounting controls; discuss matters of concern to the independent auditors; review changes in accounting principles; and review non-auditing services performed for the Company by the independent auditors.

From March 16, 1998 through February 11, 1999, the Compensation Committee consisted of James A. Johnson (Chairman), Roy W. Haley, Frederick B. Hegi, Jr., and Benson P. Shapiro. On February 11, 1999, Mr. Frederick B. Hegi, Jr. resigned from the Compensation Committee. The Compensation Committee met three times during 1998. The Compensation Committee reviews and makes recommendations upon proposals by management as to compensation, bonuses, employment agreements and other benefits, and policies regarding such matters, for the officers of the Company and its subsidiaries except as described below. The members of the Compensation Committee also serve as the committee for the Company's Management Equity Plan ("MEP") and the Management Incentive Plan ("MIP"). The Performance Compensation Sub-committee, served as the committee under the MEP and the MIP in connection with compensation matters related to the CEO and the other four most highly compensated officers. The Sub-committee consisted of Benson P. Shapiro and Roy W. Haley and it acted by unanimous written consent in lieu of meeting on two occasions during 1998. With the resignation of Frederick B. Hegi, Jr., the Compensation Committee consisted entirely of independent directors fulfilling the requirements pursuant to Section 162(m) of the Internal Revenue Code ("Independent Directors"). Therefore, the Board of Directors dissolved the Sub-committee as of that date.

The Governance Committee was established on May 13, 1998 by the Board of Directors. The members of the Governance Committee are Daniel J. Good (Chairman), Frederick B. Hegi, Jr. and Benson P. Shapiro, as well as Randall W. Larrimore and Susan Maloney Meyer who are EX OFFICIO MEMBERS. The Governance Committee met twice in 1998. The function of this committee is to set the principles for and oversee the governance of the Company, including the evaluation of management and the Board of Directors. It also serves as the Nominating Committee of the Board of Directors.

At a special telephonic meeting of the Board of Directors on May 6, 1998 and in connection with the 1998 public equity offering, Frederick B. Hegi, Jr., Daniel
J. Good and Randall W. Larrimore were designated as members of the Pricing Committee of the Board of Directors of the Company. The Committee had one telephone special meeting in 1998. This Committee had the power and authority to determine (i) the time at which the Common Stock will be sold by the Company to the underwriters in connection with the offering and (ii) certain information in the registration statement and the underwriting agreement to be entered into in connection with the offering.

Directors who are not employees are entitled to fees for their services as directors. The fees include a retainer of $20,000 per year and a fee of $1,000 for each Board or Committee meeting attended. (If a committee meeting is held on the same day as a Board meeting, or if held by telephone, a $500 fee is paid for attendance.) Committee Chairs are entitled to a fee of $1,500 ($750 if held on the same day as a Board meeting) for each committee meeting attended. Board members are reimbursed for reasonable expenses incurred in connection with meetings. Pursuant to the Non-employee Directors' Deferred Stock Compensation Plan ("Directors' Plan"), non-employee directors may defer their fees. Fees deferred will be credited to the director's Stock Unit Account under the Directors' Plan based on the fair market value of the Common Stock on the day of the deferral. Each Stock Unit will give the director the right to one share of Common Stock when the Stock Unit Account is distributed. Ordinarily, distribution of the Stock Unit Account will begin after the director no longer serves. Distribution may either be in a lump sum or in substantially equal installments over a period of not more than five years, as the director has elected.

Additionally, the Company has granted options for 30,000 shares of the Company Common Stock to each non-employee director. The Company expects to continue this practice at three-year intervals. The options vest at the rate of 20% per year with the possibility of acceleration based on stock performance.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE CLASS I DIRECTORS.

                             EXECUTIVE COMPENSATION

The table and notes below show the compensation paid to the Chief Executive Officer of the Company during 1998 and the four other highest-paid officers of the Company who were serving as executive officers on December 31, 1998 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                                Annual Compensation                      Long-term Compensation
                               Fiscal                                         Other
                                Year                             Special     Annual                  All Other
Name and                        Ended      Salary      Bonus      Bonus    Compensation            Compensation
  Principal position            12/31      ($)(1)     ($)(2)     ($)(3)      ($)(4)      Options      ($)(5)

Randall W. Larrimore.......        1998     506,667    608,000         --          --      70,000       23,971
PRESIDENT AND CEO                  1997(6)   300,173   356,400         --          --     500,000       23,080
                                   1996(7)                                                     --           --

Dan Bushell................        1998     275,500    247,950     65,000          --      30,000        4,236
EXECUTIVE VICE PRESIDENT,          1997     265,000    238,500         --          --          --        4,682
CHIEF DEVELOPMENT                  1996     255,000    142,620         --          --     102,686        3,677
OFFICER(8)
  AND CHIEF FINANCIAL
OFFICER

Michael D. Rowsey..........        1998     275,000    247,950     65,000          --      30,000        4,814
EXECUTIVE VICE PRESIDENT(9)        1997     265,000    238,500         --          --          --        4,807
                                   1996     255,000    142,620         --          --     100,000        4,034

Steven R. Schwarz..........        1998(11)   275,000   247,950    65,000          --      30,000        4,027
EXECUTIVE VICE PRESIDENT           1997     265,000    238,500         --          --          --        3,431
PRESIDENT, SUPPLY                  1996     255,000    745,605         --          --          --        4,108
DIVISION(10)

Ergin Uskup................        1998(11)   205,500   123,300    32,500          --      12,000        9,029
VICE PRESIDENT, MANAGEMENT         1997     197,500    118,500         --          --          --       10,733
INFORMATION SYSTEMS AND            1996     188,370    275,688         --          --          --        8,007
CHIEF INFORMATION OFFICER

------------------------

(1) Includes compensation amounts earned during the fiscal year but deferred pursuant to Section 401(k) of the Internal Revenue Code under the Company's 401(k) Savings Plan.

(2) Bonus earned in one fiscal year but paid in the next.

(3) In December 1996, the Board of Directors adopted a Special Bonus Plan to encourage and reward key management participants for creating the operational foundation that would result in a public offering of the Company's stock. The public stock offering occurred on October 10, 1997. Specified cash awards were to be paid on the first and second anniversaries of the public stock offering to participants who are full-time employees of the Company at the time the awards are paid. Under the Plan, Messrs. Bushell, Rowsey and Schwarz each received $65,000, and Mr. Uskup received $32,500, on October 10, 1998. Except for Mr. Rowsey, they will receive an additional payment of the same amount on October 10, 1999 if they are then full-time employees of the Company.

(4) No amounts of "Other annual compensation" were paid to any named executive officer except for perquisites and other personal benefits, which for each executive officer did not exceed the lesser of $50,000 or 10% of such individual's salary plus bonus.

(5) Includes:

    (a) Company contributions to the Company's 401(k) Savings Plan for 1998 for Mr. Bushell ($2,500), Mr. Rowsey ($2,500), Mr. Schwarz ($2,500) and Mr. Uskup ($2,500);

    (b) Premiums paid during 1998 for Split Dollar Life, Group Life and Accidental Death insurance policies for Mr. Larrimore ($6,240); Mr. Bushell ($1,736); Mr. Rowsey ($2,314); Mr. Schwarz ($1,527); and Mr.
       Uskup ($6,529); and for personal financial consulting and disability insurance for Mr. Larrimore ($15,931);

    (c) Mr Larrimore received a car allowance for the first two months of 1998 of $1,200 per month.

(6) Mr. Larrimore became President and Chief Executive Officer on May 23, 1997.

(7) Not employed by, or an officer of, the Company during the year indicated.

(8) Title of Chief Development Officer as of January 1, 1999.

(9) Resigned January 1, 1999.

(10) Title of President, Supply Division as of January 1, 1999,

(11) Includes special stay bonus earned during 1996 by Messrs. Schwarz ($602,985) and Uskup ($175,000) pursuant to employment agreements.

STOCK OPTIONS

The United Stationers Inc. Management Equity Plan allows grants of stock options and other rights relating to Common Stock. Grants may be made to non-employee directors and to key management employees.

The following two tables give information on stock options granted by the Company to the Named Executive Officers during the 1998 fiscal year:

                     OPTION GRANTS DURING LAST FISCAL YEAR

                                                                                               Potential Realizable Value
                                                                                                           at
                                                Percent of                                      Assumed Annual Rates of
                                Options        Total Options                                  Stock Price Appreciation for
                                Granted         Granted to         Exercise or                      Option Term (1)
                              (Number of    Employees in Fiscal    Base Price    Expiration   ----------------------------
NAME                            Shares)            Year           ($ Per Share)     Date           5%             10%
----------------------------  -----------  ---------------------  -------------  -----------  -------------  -------------
Randall W. Larrimore........      70,000              7.3%         $    23.375      1/27/08   $   1,029,029  $   2,607,761
Michael Rowsey..............      30,000              3.1%         $    23.375      1/31/99   $      35,063  $      70,125
Daniel H. Bushell...........      30,000              3.1%         $    23.375      1/27/08   $     441,012  $   1,117,612
Steven R. Schwarz...........      30,000              3.1%         $    23.375      1/27/08   $     441,012  $   1,117,612
Ergin Uskup.................      12,000              1.2%         $    23.375      1/27/08   $     176,405  $     447,045

------------------------

(1) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules of the Securities and Exchange Commission. Those amounts are not intended to forecast future appreciation, if any, in the price of the shares. The actual value of the options will vary in accordance with the market price of the shares.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                                                VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                               OPTIONS AT FISCAL YEAR END        FISCAL YEAR END (1)
                                    SHARES                    ----------------------------  -----------------------------
                                 ACQUIRED ON       VALUE      EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
NAME                               EXERCISE      REALIZED         (#)            (#)             ($)            ($)
-------------------------------  ------------  -------------  ------------  --------------  -------------  --------------
Randall W. Larrimore...........           --   $          --      100,000        470,000    $   1,518,750   $  6,258,750
Daniel H. Bushell..............      248,398   $   6,163,107      170,000         30,000    $   2,985,625   $     78,750
Michael D. Rowsey..............      189,012   $   4,899,347      181,428         30,000    $   3,362,654   $     78,750
Steven R. Schwarz..............      240,000   $   4,848,825           --         30,000    $          --   $     78,750
Ergin Uskup....................      120,000   $   2,266,913           --         12,000    $          --   $     31,500

------------------------

(1) The values given are based on the closing price of the shares on December 31, 1998, which was $26.00, less the applicable exercise price, before payment of applicable taxes.

EMPLOYMENT AGREEMENTS

LARRIMORE EMPLOYMENT AGREEMENT. Randall W. Larrimore entered into an employment agreement with the Company as of May 23, 1997 to serve as President and Chief Executive Officer. Pursuant to the agreement, Mr. Larrimore's employment began May 23, 1997 and continues until Mr. Larrimore or the Company notifies the other party. If Mr. Larrimore notifies the Company, the term of employment ends 90 days after such notification, and if the Company notifies Mr. Larrimore, the term of employment ends two years after such notification. The term of employment also may be terminated earlier under certain circumstances.

The agreement provides for an annual base salary of at least $495,000, plus participation in all bonus, stock option and other benefit plans generally available to executive officers of the Company. The agreement also provides for a supplemental pension benefit that will provide Mr. Larrimore with an amount equivalent to five additional credited years of service under the Company's pension plan.

If Mr. Larrimore's employment is terminated by the Company (other than for Cause, as defined in the agreement) without the specified notice, or by Mr. Larrimore for Good Reason (as defined in the agreement) he will be entitled to his salary and bonuses earned to the date of termination plus an amount equal to two times his base pay plus bonuses, and his stock options will continue to be or become exercisable during the 24 months following such termination. If his employment terminates due to his death or disability, he, or his beneficiary, will receive an amount equal to his annual salary plus bonus, his unexercisable options will be forfeited, and his exercisable options will remain exercisable for up to one year following such termination. If there is a Change in Control, all stock options held by Mr. Larrimore will become exercisable.

OTHER EXECUTIVE EMPLOYMENT CONTRACTS. In 1995, employment agreements were made with each of Messrs. Rowsey, Bushell, Schwarz, and certain other executive officers not named in this Proxy Statement. The agreements with Rowsey, Bushell and Schwarz have since been replaced (see following page). The other agreements provide for a one-year term of employment and are renewable for additional one-year terms unless terminated by either party.

Effective as of June 1, 1997, the Company entered into new employment agreements with Messrs. Bushell, Rowsey and Schwarz. The term of employment begins on June 1, 1997 and continues until the executive or the Company notifies the other party. If the executive notifies the Company, the term of employment ends 90 days after such notification, and if the Company notifies the executive, the term of employment ends at the later of (i) January 1, 2000 or (ii) two years after such notification. The term of employment may also be terminated earlier by either the executive or the Company. The agreements provide for an annual base salary of at least $265,000, plus participation in all bonus, stock option and other benefit plans generally available to executive officers of the Company.

If the executive's employment is terminated by the Company (other than for Cause, as defined in the agreement) without the specified notice, or by the executive for Good Reason (as defined in the agreement) he will be entitled to a severance amount (subject to mitigation) equal to the sum of his base salary and bonuses for the months remaining in the term of employment (or which would have been remaining if the Company had given notice on the termination date) payable over the severance period. If his employment terminates due to his death or disability, he, or his beneficiary, will receive an amount equal to the sum of his annual salary and his previous year's bonuses, payable over a 12-month period.

Mr. Rowsey resigned from the Company on January 1, 1999. Pursuant to the terms of his employment agreement, described above, he is scheduled to receive severance benefits available to an executive who resigns for Good Reason.

Ergin Uskup has an employment agreement dated as of February 13, 1995 which was intended, among other things, to encourage Mr. Uskup not to resign for the one-year period following the merger with Associated Stationers, Inc. Upon completion of the one-year period following the merger, Mr. Uskup became entitled to and received payment of a stay bonus in the amount of $175,000, payable in 12 monthly installments. Upon termination, Mr. Uskup will be entitled to a severance payment equal to one year's salary, payable in 12 monthly installments.

The Company has a severance program for officers of the Company or its subsidiaries who do not have employment contracts. The severance program provides a severance payment of one year's base salary if an officer is terminated without cause.

PENSION PLANS

The Company and United Stationers Supply Co. maintain noncontributory pension plans covering substantially all employees. Employees who are at least 21 years old are eligible to participate after twelve months of employment. The Pension Plan provides a benefit at age 65 equal to 1% percent of an employee's career-average annual compensation, multiplied by the number of years of credited service up to a maximum of 40 years. However, an employee's annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the twelve months ending on August 31, 1989. Employees' pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity, and disability are also available. All such options are of actuarially equivalent value to the basic pension. The normal retirement age under this plan is 65. The Pension Plan contribution accrued for the fiscal year ended August 31, 1998 was $472,792.

The Company's operating subsidiary also maintains a number of retirement benefit plans for its employees who are covered under collective bargaining agreements.

The following table shows the annual retirement benefits that would be payable at normal retirement (age 65) under the Pension Plan to the executive officers individually named in the Summary Compensation Table on page 9. (The benefits are calculated on the basis of estimated years of service at retirement age and current levels of compensation, assuming 5.5% compounded annual increases):

                                                                     ESTIMATED ANNUAL PENSION
NAME OF PARTICIPANT                                                       AT RETIREMENT
------------------------------------------------------------------  --------------------------
Randall W. Larrimore..............................................          $   32,864
Daniel H. Bushell.................................................          $   51,660
Michael D. Rowsey.................................................          $    5,768
Steven R. Schwarz.................................................          $   80,466
Ergin Uskup.......................................................          $   14,266

As of December 31, 1998, the credited years of service under the Pension Plan for the persons named were: Mr. Larrimore, 1 year; Mr. Bushell, 4 years; Mr. Rowsey, 3 years; Mr. Schwarz, 21 years; Mr. Uskup, 5 years. Mr. Rowsey resigned from the Company on January 1, 1999.

The Company's contributions to the Pension Plan are not allocated to the accounts of the individual participants.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the "Committee") is appointed by the Board from its membership. The Committee recommends to the Board annual competitive base compensation structures and determines appropriate bonus criteria and stock option grants to officers and management under the Company's Management Incentive Plan and Management Equity Plan. The Compensation Committee's Performance Compensation Sub-committee (the "Sub-committee") determined appropriate performance criteria for 1998 bonus payments and stock option grants for the Chief Executive Officer and the four other most highly compensated officers.

PHILOSOPHY

The Compensation Committee is guided by the following principles:

       - Compensation programs are designed to provide average base salaries and better than average annual incentives and other rewards when the Company's maximum objectives are met or exceeded.

       - Participants are informed about the possible rewards and what they must do to earn them.

       - Compensation programs are designed to align long-term compensation with the interests of stockholders.

COMPONENTS OF OVERALL COMPENSATION

The Compensation Committee or, where appropriate, the Sub-committee considers several factors when determining compensation of executives, other officers, and senior managers.

       - Company Performance--The Committee sets, in conjunction with the Board, annual earnings targets, which are used in determining the level of incentive awards.

       - Competitive Practice--During 1997, the Committee commissioned a nationally recognized compensation consulting firm to evaluate United Stationers' compensation practices against a group of approximately forty comparative companies extracted from the firm's data base and from recent proxy statements. Comparative companies were, for the most part, from the office products and wholesale distribution industries. The comparative companies include: (1) companies included in the Value Line Peer Group Index shown in the Comparative Five-Year Total Returns graph; (2) selected Chicago area and wholesale non-durable goods companies and (3) companies with market capitalizations comparable to the Company's. The companies in the sample are representative of companies with which United Stationers generally competes for management and executive talent. Completed in 1998, the consulting firm's evaluation also provided guidance to the Committee, (1) concerning the Company's director compensation and deferred compensation plan, (2) concerning stock option practices of comparable companies, and (3) comparing the compensation of Company executives with representative companies with which United Stationers competes for executive talent.

There are three basic components of the Company's compensation program: base salary, short-term awards through bonus plans, and long-term incentives through stock options.

BASE SALARY

A competitive base salary is essential. A salary range for positions is developed based on average base pay for similar positions at comparative companies. The salaries of executives, officers, and senior managers are reviewed annually against these ranges with adjustments in base compensation normally becoming effective on January 1.

The Committee and, where appropriate, the Sub-committee generally considers levels of responsibility, performance, internal equity, and competitive base compensation practices when determining salary adjustments.

The CEO's base salary is determined based on the above principles. Mr. Larrimore's base salary was increased from $495,000 to $515,000 effective June 1998, a salary the Sub-committee believed appropriate to retain an executive of Mr. Larrimore's experience and abilities.

BONUS PLANS

The Company's Management Incentive Plan provides annual incentive compensation opportunities to officers and other upper management level participants based on the Company's achieving performance goals established by the Committee and approved by the Board (or, where appropriate, the Sub-committee). Target bonuses are established as a percentage of base salary. For 1998, the target bonuses for Mr. Larrimore, executive vice presidents and other executive officers were 80%, 60% and 40%, respectively, of base salary. Bonuses are awarded under a formula based on percentage attainment of targets set annually. The incentive awards for 1998 were based primarily on the earnings performance of the Company. The target level for 1998 was set at a 15% increase in earnings per share over the EPS for 1997. If the Company had failed to produce minimum targeted results (at least a 10% increase in EPS), no bonuses would have been paid. Since the Company produced over a 25% increase in EPS for 1998, the maximum bonuses of 150% of the target bonuses were paid. Mr. Larrimore's 1998 bonus of $608,000 was based on a 36% increase in EPS.

In December 1996, a Special Bonus Plan was adopted by the Board of Directors for key members of the United Stationers management team. The performance standards set forth in the Special Bonus Plan were met as the result of the Company's public offering on October 10, 1997. One half of the specified awards were made on October 10, 1998 to individuals who were regular full-time employees of the Company on that date and a second similar payment will be made on October 10, 1999. Mr. Larrimore does not participate in the Special Bonus Plan since he was not employed by the Company in 1996.

LONG-TERM INCENTIVE COMPENSATION

Stock options are an important part of the Company's compensation program. The Committee believes that a significant amount of executive compensation should be dependent on value created for stockholders. With options, management gains only when stockholders gain--when the Company's Common Stock value goes up.

As a general rule, the Compensation Committee considers the level of job responsibility and the participant's contribution and potential positive impact on the Company's performance in arriving at the number of shares to be granted under the Management Equity Plan.

When he became Chief Executive Officer in May 1997, Mr. Larrimore was granted options to purchase 500,000 shares. His options were granted at fair market value, and vest in 20% annual increments on each anniversary of the grant with accelerated provisions dependent upon stock prices. These acceleration provisions have been met.

The Committee and Board or, where appropriate, the Sub-committee have determined that 1998 options would be granted at fair market value to persons and in amounts recommended by the Committee and approved by the Board or, where appropriate, by the Sub-committee. In early 1998, options were granted for 70,000 shares to Mr. Larrimore with an exercise price of $23.375; 30,000 to each of Messrs. Bushell, Rowsey and Schwarz with an exercise price of $23.375 and 12,000 to Mr. Uskup with an exercise price of $23.375. These options vest in 20% annual increments on each anniversary of the grant with acceleration of vesting on the third or fourth anniversary of the grant if the stock price reaches a certain level. Other officers received options with the same vesting terms, and options were granted to one officer upon hiring.

POLICY ON DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation paid to the CEO and the four other most highly compensated executives to $1 million annually, unless certain requirements are met. The limit does not apply to performance-based compensation paid under a plan that meets the requirements of Section 162(m).

In order to comply with the Code's requirement that independent directors, as defined in applicable regulations, approve performance-based compensation for such executives; a sub-committee of the Compensation Committee consisting of two independent directors (the Performance Compensation Sub-committee) was formed.

The Compensation Committee currently consists exclusively of directors who qualify as independent under Section 162 (m) eliminating the need for a separate sub-committee. Therefore, the Board dissolved the Performance Compensation Sub-committee as of February 1999.

The Company intends to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with the Company's compensation strategy.

Respectfully submitted:

COMPENSATION COMMITTEE

James A. Johnson, Chairman
Roy W. Haley, Member (former Sub-committee Member)
Benson P. Shapiro, Member (former Sub-committee Member)

STOCK PERFORMANCE GRAPH

The following graph compares the performance of our Common Stock over a five-year period with (1) the total returns of the Nasdaq Stock market (U.S. Companies) and (2) a peer group comprised of companies included within the Value Line's Office Equipment Industry. The graph assumes $100 was invested on December 31, 1993 in the Company's Common Stock and in each of the indices and assumes reinvestment of all dividends.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS
      UNITED STATIONERS (USTR), NASDAQ* AND VALUE LINE PEER GROUP** INDEX
                     (PERFORMANCE RESULTS THROUGH 12/31/98)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                1993       1994       1995       1996       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------  ---------
United Stationers (USTR)....................................     100.00      90.03     379.84     266.92     658.73     711.78
Nasdaq (U.S. Companies).....................................     100.00      97.75     138.26     170.02     208.30     293.52
**Value Line Office Equipment...............................     100.00     105.86     154.96     196.50     280.58     381.39

FILINGS UNDER SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and officers to file reports of holdings and transactions in the Company's Common Stock with the Securities and Exchange Commission. Based on Company records and other information, the Company believes that for the year ended December 31, 1998 all Section 16(a) filing requirements applicable to its directors and officers were in compliance.

INDEPENDENT AUDITORS

The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1999. Ernst & Young LLP has served as the Company's independent auditors since the Merger in March 1995.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

Proposals of Stockholders intended to be presented at the Annual Meeting of Stockholders to be held in May 2000, must be received by the Company no later than December 10, 1999 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting. In accordance with the rules and regulations of the Securities and Exchange Commission, the Company's management will have discretionary authority to allow a vote on any proposal raised by a Stockholder of the Company at the 2000 Annual Meeting if such Stockholder fails to notify the Company on or before February 16, 2000.

OTHER MATTERS

Management does not know of any other matter to be presented for action by the stockholders at the Annual Meeting. The persons named in the accompanying proxy will vote such proxy as determined by a majority of the Board of Directors with respect to any other matter not now known which is properly brought before the meeting.

                                    By Order of the Board of Directors,

                                               [SIGNATURE]

                                    SUSAN MALONEY MEYER
                                    SECRETARY
                                    DES PLAINES, ILLINOIS

                                    PROXY

                            UNITED STATIONERS INC.



            Proxy for Annual Meeting of Stockholders - May 12, 1999

                Solicited on Behalf of the Board of Directors


     The undersigned hereby appoints DANIEL H. BUSHELL, KATHLEEN S. DVORAK AND STEVEN R. SCHWARZ, or any of them, proxies, with full power of substitution, to vote all the shares of common stock of UNITED STATIONERS INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's offices located at 2200 East Golf Road, Des Plaines, Illinois on Wednesday, May 12, 1999, at 2:00 p.m., central time, and at any adjournment thereof, with all powers the undersigned would possess if present.

     THIS PROXY IS TO BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, AND IN THEIR DISCRETION THE PROXIES MAY VOTE UPON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.

----------------                                               --------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
   SIDE                                                             SIDE
----------------                                               --------------

-------  Please mark
   X     votes as in                                                    -----
-------  this example.


1. Election of three directors to serve for a three-year term expiring in 2002.
   Nominees: Daniel J. Good, Max D. Hopper, James A. Johnson

                -----     ------
         FOR                      WITHHELD
         ALL                      FROM ALL
       NOMINEES                   NOMINEES
                -----     ------



   -----


   ----- --------------------------------------
         For all nominees except as noted above


                                                                        ------
                                              MARK HERE IF YOU PLAN
                                              TO ATTEND THE MEETING

                                                                        ------

                                                                        ------
                                              MARK HERE FOR ADDRESS
                                              CHANGE AND NOTE AT LEFT
                                                                        ------


                                              Please date and sign as your
                                              name appears hereon. Joint
                                              owners should all sign. When
                                              signing as attorney, executor,
                                              administrator, trustee,
                                              guardian or corporate officer,
                                              please give full title as such.


Signature:____________ Date: _________ Signature:___________ Date:____________